Exhibit 8.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

July 5, 2017

Care Capital Properties, Inc.

191 North Wacker Drive

Suite 1200

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as counsel to Care Capital Properties, Inc., a Delaware corporation (“CCP”), in connection with the proposed mergers of (i) CCP with and into PR Sub, LLC, a Delaware limited liability company (“Sabra Merger Sub”) and wholly-owned subsidiary of Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra”) (the merger described in this clause (i), the “Merger”, and together with the mergers described in clauses (ii) and (iii), the “Mergers”), in which the stockholders of CCP will receive Common Stock of Sabra and cash in lieu of fractional shares, (ii) Sabra Merger Sub with and into Sabra, and (iii) Care Capital Properties, LP, a Delaware limited partnership, with and into Sabra Health Care Limited Partnership, a Delaware limited partnership, each pursuant to the Agreement and Plan of Merger dated as of May 7, 2017 by and among CCP, Care Capital Properties, LP, a Delaware limited partnership, Sabra, Sabra Merger Sub and Sabra Health Care Limited Partnership, a Delaware limited partnership (the “Merger Agreement”).

This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement on Form S-4, including a joint proxy statement/prospectus (as amended through the date hereof, the “Registration Statement”) filed by Sabra on July 5, 2017, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

In rendering the opinion set forth below:

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Care Capital Properties, Inc.

July 5, 2017

(a) we have examined and relied upon (i) the Registration Statement, (ii) the Merger Agreement and the exhibits thereto (the Registration Statement, and the Merger Agreement and the exhibits thereto, together the “Transaction Documents”), (iii) the representation letters of CCP and Sabra dated as of the date hereof (the “Representation Letters”), and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion letter;

(b) we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Transaction Documents, (vi) the valid existence and good standing of all parties to the Transaction Documents and (vii) the enforceability of the Transaction Documents;

(c) we have assumed, with your permission, that (i) all covenants and other undertakings set forth in the Transaction Documents have been or will be performed in accordance with the terms thereof, (ii) the transactions contemplated by the Transaction Documents have been or will be consummated in accordance with the terms thereof and will be effective under applicable state law, (iii) none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, (iv) there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents, and (v) any representations made in the Transaction Documents “to the knowledge of,” or based on the belief of CCP, Sabra or Sabra Merger Sub or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

(d) we have examined and relied upon, and have assumed the accuracy of (both as of the date hereof and at the Effective Time), all statements regarding factual matters, representations and warranties contained in the Transaction Documents and the Representation Letters.

No assurance can be given as to the effect on the opinions set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based solely upon and subject to the foregoing and the limitations, qualifications and assumptions set forth herein and in the Registration Statement, we hereby confirm that the statements of law contained in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Merger” to the extent they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion.

Care Capital Properties, Inc.

July 5, 2017

This opinion is based upon the Code, the Treasury Regulations thereunder, administrative and judicial interpretations thereof and other authorities, all as in effect on the date hereof. It should be noted that such laws, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinions are based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. No assurance can be given that the Internal Revenue Service will agree with our opinions or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

Our opinions are limited to the U.S. federal income tax issues specifically addressed herein, and no other opinion is implied or inferred. Other than as expressly stated above, we express no opinion regarding the tax treatment of the Mergers under the laws of the United States or any state or local government within the United States or under the laws of any foreign country. Additionally, we express no opinion regarding any other tax consequences of the Mergers, or on any issue relating to CCP, Sabra or Sabra Merger Sub or, in each case, to any investment therein or under any other law.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or the Merger Agreement, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any such change, event, or development.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Sidley Austin LLP